Exhibit 99.1

H. Patrick Dee Chief Executive Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

NEWS RELEASE

NEW FIRST STATE CHAIRMAN AND CEO CONFIRMED

Albuquerque, N.M. - January 28, 2010 - First State Bancorporation (NASDAQ:FSNM) today announced that the appointments by the board of directors of Garrey E. Carruthers as Chairman of the Board and H. Patrick Dee as President and Chief Executive Officer have been confirmed by the Federal Reserve Bank of Kansas City. Mr. Dee will also be assuming the position of Chairman of the Board and Chief Executive Officer of First Community Bank, the Company's subsidiary. In addition to serving as Chief Executive Officer of the bank, Mr. Dee will continue to serve as President.

"We are pleased that an experienced individual such as Pat is in place to lead our company forward," stated incoming board chairman Garrey Carruthers. "Our board has great confidence in his ability and believe that he is up to the challenges that we face," continued Carruthers.

ABOUT FIRST STATE

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 40 branches located in New Mexico and Arizona. On Wednesday, January 27, 2010, First State's stock closed at $0.61 per share. First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com.

Additional Information and Where to Find It

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and securityholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.